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                                                                       EXHIBIT 5

                          Fulbright & Jaworski L.L.P.
                  A Registered Limited Liability Partnership
                                666 Fifth Avenue
                         New York, New York 10103-3198

Telephone 212/318-3000                                            Houston
Facsimile: 212/752-5958                                        Washington, D.C.
                                                                   Austin
                                                                 San Antonio
                                                                   Dallas
                                                                  New York
                                                                 Los Angeles
                                                                    London
                                                                   Hong Kong

December 23, 1998


Pulitzer Publishing Company
900 North Tucker Boulevard
St. Louis, Missouri 63101

Dear Sirs:

     We refer to the Registration Statement of Form S-3 (the "Registration Statement") filed by Pulitzer Publishing Company (the "Company") on behalf of certain selling stockholders (the "Selling Stockholders") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 1,665,545 shares of the Company's Common Stock, $.01 par value (the "Shares"), to be sold by the Selling Stockholders named therein.

     As counsel for the Company, we have examined such corporate records, documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the Shares to be sold by the Selling Stockholders have been duly and validly authorized and, upon conversion of the requisite shares of the Class B Common Stock of the Company, par value $.01 per share, pursuant to the Company's Restated Certificate of Incorporation and that certain Voting Trust Agreement, dated as of June 19, 1995, as may be amended, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                   Very truly yours,

                                   /s/ Fulbright & Jaworski L.L.P.